Exhibit 5.1

HANEBERG HURLBERT PLC

310 Granite Ave.

Richmond, VA 23226

April 7, 2017

Wheeler Real Estate Investment Trust, Inc.

Riversedge North

2529 Virginia Beach Blvd., Suite 200

Virginia Beach, Virginia 23452

Re:	Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to Wheeler Real Estate Investment Trust, Inc., a Maryland corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) of Post-Effective Amendment No. 1 (the “Amendment”) to the Registration Statements on Form S-8 (together with the Amendment, the “Registration Statement”), under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration by the Company of an aggregate of 5,000,000 shares (the “Shares”) of the Company’s common stock, par value $0.01 per share (the “Common Stock”), that may be issued pursuant to the Company’s 2016 Long Term Incentive Pan (the “Plan”). On March 31, 2017, the Company completed a one-for-eight reverse stock split of its Common Stock (the “Reverse Stock Split”). Accordingly, the Amendment is being filed to proportionately reduce the number of shares of Common Stock covered by the Registration Statement. As a result, as of March 31, 2017, on a post-reverse split basis, the Registration Statement will cover a maximum of 625,000 shares (the “New Shares”) of Common Stock. This opinion is being issued pursuant to the requirements of the Securities Act.

In this regard, we have examined such corporate proceedings, records and documents as we have deemed necessary or advisable in connection with the opinions set forth herein.

Based upon such examination, it is our opinion that the New Shares, when issued pursuant to the Registration Statement and the terms and conditions of the Plan, will be validly issued, fully paid and non-assessable. Further, the Company is a corporation duly incorporated and existing under and by virtue of the laws of the State of Maryland and in good standing under the laws of Maryland.

The foregoing opinion is limited in all respects to the application of the laws of the State of Maryland, and we express no opinion as to the effect of the laws of any other jurisdiction. Our opinion is expressed as of the date hereof, and we do not assume any obligation to update or supplement our opinion to reflect any fact or circumstance subsequently arising or any change in law subsequently occurring after such date.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the prospectus that forms a part of the Registration Statement. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

/s/ Haneberg Hurlbert PLC